EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES NEW STRATEGIC INITIATIVES

Company to Focus on EcaFlo® Solution Sales and Engages Experienced Sales
Management Organization

LITTLE RIVER, S.C., December 12, 2011 – Integrated Environmental Technologies, Ltd. (OTC Bulletin Board: IEVM), announced today:

•	a change in strategic focus from selling capital equipment to selling consumable products;
•	the establishment of a new Utah production facility, which is the first in a planned network of nationwide facilities to produce and distribute EcaFlo® solutions;
•
the engagement of a sales management organization to organize, build and manage a network of independent sales representatives to directly sell EcaFlo® solutions to commercial and industrial customers; and

•	the receipt of initial purchase orders for EcaFlo® solutions, the delivery of which are scheduled to begin later this month.

The Company’s adoption of the new sales and marketing strategy focuses on the sale of EcaFlo® solutions directly to industrial and commercial users.  While the Company will continue to lease EcaFlo® equipment to certain customers, its primary focus will be on the sale of EcaFlo® solutions to the hospital, janitorial and sanitation and food processing markets.

The Company intends to establish several manufacturing sites located throughout the United States where the EcaFlo® solutions will be produced using the Company’s proprietary EcaFlo® equipment. The Company currently manufactures EcaFlo® solutions in Little River, South Carolina and has established manufacturing capabilities in Salt Lake City, Utah.

In connection with this strategy, the Company has engaged TrueLogix, LLC to provide sales management services to the Company and to develop a national sales network. TrueLogix’s principals have over 50 years of domestic and international experience in the sales and marketing of various household goods and janitorial and sanitation products and in establishing and managing independent sales representative networks.  The Company and TrueLogix have recruited several independent sales representatives and are in the process of finalizing the contracts with the respective sales representatives.  In addition, the Company has secured its first purchase orders from customers for EcaFlo® solutions.

David R. LaVance, Chairman, President and Chief Executive Officer of Integrated, commented, “Over the past several months, our management team has extensively reviewed the Company’s products and market opportunities.  In our discussions with potential customers, we were repeatedly told that they would prefer to buy our EcaFlo® solutions rather than make a capital investment in the EcaFlo® equipment.  It became evident that, while our EcaFlo® equipment is a high quality product, the biggest opportunity for the Company is in the distribution and sale of our EcaFlo® solutions.  We believe there is a substantial market opportunity for our environmentally friendly disinfectant, EcaFlo® Anolyte, which destroys superbugs and other harmful bacteria and viruses without toxic residue, in the hospital, janitorial, sanitation and food processing markets.  We are excited about our relationship with TrueLogix and believe their sales and marketing experience will be a great asset to the Company as we implement our new sales and marketing strategy”.

Howard B. Gee, a principal of TrueLogix, observed “Based on my conversations with several potential customers, I believe there is a tremendous market opportunity for EcaFlo® Anolyte, which we believe is an effective, non-toxic and cost competitive alternative to bleach and other disinfecting solutions.   In a time when the public wants greener, effective disinfectants, we see EcaFlo® Anolyte having significant market appeal. We believe that Integrated’s proprietary EcaFlo® equipment provides a distinct advantage because it can produce solutions in a reliable and consistent manner.”

The Company continues to work with Benchmark Performance Group, Inc. and Benchmark’s affiliate, Red Oak Water Transfer, Inc., both wholly-owned subsidiaries of Rockwater Energy Solutions, Inc., on the deployment of EcaFlo® Anolyte in the water transfer operations supporting hydraulic fracturing of oil and gas.  EcaFlo® Anolyte is EPA-registered for oil and gas applications and can be used as a biocide to treat produced, make-up and flow-back water associated with hydraulic fracturing of oil and gas.  Mr. LaVance commented “We believe that introducing EcaFlo® Anolyte into the water delivery process for oil and gas sites is a cost effective way for production companies to deliver an effective biocide that will kill the various bacteria that create significant problems in the hydraulic fracturing and production process.  With all of the recent concerns about the potential environmental impact of the various chemicals used in hydraulic fracturing, we believe that EcaFlo® Anolyte provides a compelling alternative to traditional biocides and that a large market opportunity exists.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  The Company develops and manufactures its EcaFlo® equipment which utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible EcaFlo® Anolyte (“ECAS” or non-hazardous hypochlorous acid).  EcaFlo® Anolyte is an EPA-registered surface disinfectant and sanitizer approved for hospital-level use, which can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company also supplies environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our websites at www.ietltd.net  (investor relations) and www.ietecaflo.com (product information).

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (843) 390-2500
Fax:  (843) 390-3900